UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Goldcorp Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 3400 666 Burrard Street
Vancouver, British Columbia	V6C 2X8
(Address of Principal Executive Offices)	(Zip Code)

Goldcorp Inc. Employee Share Purchase Plan

for US Employees

(Full title of plan)

CT Corporation System, 111 Eight Avenue

New York, New York 10019

(Name and address of agent for service)

(800) 223-7567

(Telephone number, including area code, of agent for service)

with copy to:

David S. Stone, Esq.

John J. Koenigsknecht, Esq.

Neal, Gerber & Eisenberg LLP

Two North LaSalle Street, Suite 1700

Chicago, Illinois 60602

(312) 269-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares	240,000	$26.73	$6,415,200	$875.10

(1)	Pursuant to Rule 416 of the Securities Act of 1933, also covers such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) of the Securities Act of 1933 and based on the average of the high and low prices of a share of the Registrant’s Common Shares as reported on the New York Stock Exchange on May 21, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to the open market purchase from time to time of Common Shares of Goldcorp Inc. (the “Registrant”) for the benefit of participants in the Goldcorp Inc. Employee Share Purchase Plan for U.S. Employees. The use of original issuance of securities under this Registration Statement is not contemplated.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 40-F for the fiscal year ended December 31, 2012 filed with the Commission on March 1, 2013;

(b)	The Registrant’s Current Reports on Form 6-K filed with the Commission on May 2, 2013 (Exhibits 99.1 and 99.2), April 2, 2013 (Exhibit 99.1), March 20, 2013 and March 15, 2013; and

(c)	the description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form F-10 (File No. 333-123876) filed with the Commission on April 6, 2005, including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, provided that reports on Form 6-K shall be so deemed incorporated by reference only if and to the extent indicated in such reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Under the Business Corporations Act (Ontario), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding, to which the individual is involved because of that association with the Registrant or other entity and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful. An individual is entitled to indemnification from the Registrant as a matter of right in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity set out above if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and fulfilled the conditions set forth above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Registrant indemnify a director or officer, a former director or officer, or another individual who acts or acted at a Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity if the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted at the Registrant’s request; in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds in believing that the individual’s conduct was lawful; and a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 8. Exhibits.

4.1	Goldcorp Inc. Employee Share Purchase Plan for U.S. Employees

23.1	Consent of Deloitte LLP, Independent Registered Chartered Accountants

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on May 23, 2013.

GOLDCORP INC.

By:	/s/ Charles A. Jeannes
Name:	Charles A. Jeannes
Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles A. Jeannes and Anna M. Tudela, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 23, 2013 by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Charles A. Jeannes	President, Chief Executive Officer and Director (principal executive officer)
Charles A. Jeannes

/s/ Lindsay A. Hall	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
Lindsay A. Hall

/s/ Ian W. Telfer	Chairman of the Board and Director
Ian W. Telfer

/s/ Douglas M. Holtby	Vice Chairman of the Board and Director
Douglas M. Holtby

/s/ John P. Bell	Director
John P. Bell

/s/ Beverley A. Briscoe	Director
Beverley A. Briscoe

/s/ Peter J. Dey	Director
Peter J. Dey

/s/ P. Randy Reifel	Director
P. Randy Reifel

/s/ A. Dan Rovig	Director
A. Dan Rovig

/s/ Blanca Treviño de Vega	Director
Blanca Treviño de Vega

/s/ Kenneth F. Williamson	Director
Kenneth F. Williamson

EXHIBIT INDEX

4.1	Goldcorp Inc. Employee Share Purchase Plan for U.S. Employees

23.1	Consent of Deloitte LLP, Independent Registered Chartered Accountants

24.1	Powers of Attorney (included as part of the signature page of this Registration Statement)